Exhibit 99.1

NEWS

Media Contact: Gloria Quinn, (626) 302-2255
Investor Relations: Sam Ramraj, (626) 302-2540

Peterman to Join Southern California Edison,
Powell and Anderson Named to Newly Created Senior Executive Posts

ROSEMEAD, Calif., Aug. 23, 2019 — Southern California Edison has named former California Public Utilities Commission (CPUC) member Carla Peterman as its new senior vice president of Regulatory Affairs, effective Oct. 1. Effective Sept. 2, Steven Powell, currently senior vice president, Strategy, Planning and Operational Performance, will assume the newly created position of executive vice president, Operations, and Jill Anderson, currently vice president of Customer Programs and Services, will take the new position of senior vice president of Strategic Planning and Power Supply.

All three will report to SCE President and CEO Kevin Payne.

Peterman brings to SCE a distinguished career in public service, having served a six-year term on the commission from 2013-2018. She led several commission clean-energy initiatives, including the adoption of the nation’s first electric utility energy storage mandate, approval of $965 million of utility investments in electric vehicle charging infrastructure, adoption of utility energy-efficiency goals and the continued implementation of California’s Renewables Portfolio Standard.

Before her CPUC appointment, Peterman served on the California Energy Commission (CEC), where she was the lead commissioner for renewables, transportation, natural gas and the 2012 Integrated Energy Policy Report. She also is a former board member of The Utility Reform Network, an organization that represents consumers before the CPUC and California Legislature.

She was appointed earlier this year by Gov. Newsom to chair the Commission on Catastrophic Wildfire Cost and Recovery, which played a critical role in developing recommendations that led to passage of legislation that holds utilities accountable for reducing wildfire risks from their equipment and encourages a financially stable electric industry.

At SCE, Peterman will be responsible at the national and state levels for the company’s Regulatory Affairs and Energy and Environmental Policy organizations.

As a former state official, under the Political Reform Act, Peterman will be restricted from lobbying at the CPUC through the remainder of the year and is prohibited permanently from advising SCE on any regulatory proceedings that she participated in at the commission.

Peterman holds a Doctor of Philosophy in energy and resources from the University of California, Berkeley. She also earned a Master of Science and Master of Business Administration from Oxford University, where she was a Rhodes scholar. She holds a Bachelor of Arts from Howard University.

“I have been privileged in my work in state government to help develop programs that advance sustainable energy,” said Peterman. “At SCE, I’ll be committed to working with regulators to help California continue to lead the nation in this and other areas vital to Californians’ well-being. It’s important that all communities benefit as we harness technology to reduce pollution, promote safety and bring other benefits to businesses and consumers.”

“I worked with Carla throughout her public service roles in the Brown administration. She has been at the forefront of developing programs that are essential to achieving the state’s goals for a clean-energy economy while ensuring that all Californians can participate in these programs,” said Robert Weisenmiller, former CEC chairman. “In her new position, she will play a leadership role in ensuring these programs are implemented effectively and developing new initiatives to address our changing climate and bring their benefits to every neighborhood and citizen of the state.”

“Not only does Carla bring SCE a deep energy policy background, we also look to her experience to help ensure that our dealings with regulatory agencies are done with the transparency and integrity that are essential to serving the public interest,” said Pedro J. Pizarro, president and CEO of SCE’s parent company, Edison International.

As executive vice president, Operations, Powell will direct SCE’s Transmission and Distribution, Customer Service, and Safety, Security and Business Resiliency functions, among other duties.

He joined the company in 2000 and has held executive positions at both Edison International and SCE. He received a Master of Business Administration from the Anderson School of Management at the University of California, Los Angeles (UCLA) and a Bachelor of Science in chemical engineering from UCLA.

As senior vice president of Strategic Planning and Power Supply, Anderson will be responsible for SCE’s Energy Procurement and Management, Power Generation, Strategic Planning, and Environmental Planning and Strategy organizations.

She joined SCE in January 2018, having previously served as executive vice president and chief commercial officer at the New York Power Authority. She received a Master of Business Administration from New York University and a Bachelor of Science in mechanical engineering from Boston University.

“With his background in business strategy and planning at both Edison International and SCE, Steve is well positioned to continue sharpening our focus on operational quality and execution,” said Payne. “Jill’s new position will ensure that the integrated planning we do to support California’s clean-energy transformation is aligned with our dispatch and procurement of generation resources.”

About Southern California Edison
An Edison International (NYSE:EIX) company, Southern California Edison is one of the nation’s largest electric utilities, serving a population of approximately 15 million via 5 million customer accounts in a 50,000-square-mile service area within Central, Coastal and Southern California.

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